Exhibit 10.26
November 4 , 2009
Pat Miles
4934 Del Mar Mesa Road
San Diego, CA 92130
Dear Pat,
Congratulations on your promotion to President of the Americas. Being awarded an executive promotion means that you are a NuVasive “A+” Player. You have successfully performed your stretch goals, demonstrated outstanding performance standards, have embraced your challenges with enthusiasm, and have continuously worked to perpetuate and grow our culture. I trust that you feel “lucky” and have an “attitude of gratitude” about your continued growth prospects.
You will officially begin work in this capacity on January 1, 2010. Your new rate of compensation is $37,500/month. In connection with your promotion, we anticipate granting you, subject to the approval of the Board of Directors, 85,000 Restricted Stock Units (the “RSUs”) representing a promise to issue shares of NuVasive stock upon vesting. The RSU’s will vest over four years in accordance with the Company’s 2004 Equity Incentive Plan and in anticipation of you delivering outstanding results.
In addition to your compensation increase, your current target bonus for 2010 is 75% of your annual base salary (with ability to over-perform), with the actual amount being determined at the discretion of the Board of Directors. All bonus payments will be paid in accordance with the terms of your letter agreement, dated August 5, 2008, as amended. I fully anticipate that you will do your part to drive outstanding performance across all of these measures and that you will personally contribute to your Department’s and the Company’s success.
As Shareowners, our common goal is to contribute meaningfully toward NuVasive’s growth targets, deliver new and creative products, leverage resources for profitability and exercise Absolute Responsiveness® to the maximum level. I look forward to continuing the journey with you.
I wish you tremendous success in your new role!

Onward and Upward! NUVASIVE, INC.
By:	/s/Alexis V. Lukianov
Alexis V. Lukianov
Please sign below indicating your understanding and acceptance of this promotion and return the fully executed letter to Jen Crutchfield. You should keep one copy of this letter for your records.

/s/Pat Miles
Pat Miles